Exhibit 10.25

Execution Version

PRENETICS GLOBAL LIMITED AS THE VENDOR AND IMAGE FRAME INVESTMENT (HK) LIMITED AS THE PURCHASER
SHARE PURCHASE AGREEMENT

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CONTENTS
Clause	Page

2.    Sale of Shares    14
3.    Completion    14
4.    Announcement 7    17
5.    Post-Completion Undertaking    18
6.    Representations and Warranties given by the Vendor    19
7.    Representations and Warranties given by the Purchaser    19
8.    Confidentiality and Announcements    20
9.    Costs, Expenses and Fees    21
10.    Notices    22
11.    Assignment    23
12.    Miscellaneous    24
13.    Governing Law and Dispute Resolutions    25
14.    Counterparts    26
Schedule 1 Group Companies    27
Schedule 2 Vendor's Warranties    31
Schedule 3 Limitation of the Vendor's Liability    46
Schedule 4 List of Leased Properties    47
Schedule 5 List of Employees    48
Schedule 6 List of Intellectual Property    50

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Agreed form documents

1.     Amended Articles

2.    Deed of Waiver

3.    Shareholders' Agreement

4.    Share Transfer Form

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THIS AGREEMENT is dated on 14 October 2024
BETWEEN:
(1)PRENETICS GLOBAL LIMITED, a company incorporated in the Cayman Islands, whose registered office is at Unit 703-706, K11 Atelier King's Road, 728 King's Road, Quarry Bay, Hong Kong and whose shares are traded on NASDAQ with ticker PRE, having its principal executive office at 703-706, K11 Atelier King's Road, 728 Kings Road, Hong Kong (the "Vendor"); and
(2)IMAGE FRAME INVESTMENT (HK) LIMITED, a company incorporated under the laws of Hong Kong, whose registered office is at 29/F., Three Pacific Place, No. 1 Queen's Road East, Wanchai, Hong Kong (the "Purchaser").
(3)The Vendor and the Purchaser are collectively referred to as the "Parties" and each individually as a "Party".
RECITALS:
(A)Insighta Holdings Limited (the "Company") is an exempted company limited by shares and incorporated in the Cayman Islands, further details of which are set out in Schedule 1.
(B)As of the date of this Agreement, the Vendor is the sole legal and beneficial owner of the Sale Shares.
(C)The Vendor has agreed to sell to the Purchaser, and the Purchaser has agreed to purchase from the Vendor, the Sales Shares upon the terms and subject to the conditions set out in this Agreement.
GENERAL TERMS
1.INTERPRETATION
1.1Definitions
In this Agreement, unless the contrary intention appears or the context requires otherwise:
"Acceptable Evidence of Payment" means receipt of Tax payment (完税证明 including a 中华人民共和国税收缴款书) issued by the relevant Tax Authority in the PRC, evidencing that the final assessed Tax amount has been paid by or on behalf of the Vendor.
"Accounts Date" means 31 December 2023.
"Action" means legal proceedings of any nature, including any litigation, arbitration, hearing, claim, demand, grievance or investigation (in each case, whether civil, criminal, regulatory or otherwise).
"Affiliate" of any person means:
(a)in relation to a person who is an individual, that individual's parents, spouse and child and any person which is directly or indirectly controlled by that individual and/or that individual's parents, spouse and child (acting singly or together); and

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(b)in relation to a person that is not an individual, any other person that directly or indirectly controls, is controlled by or is under common control with the specified person; and
(c)in relation to a trust, includes any trustee or beneficiary (actual or potential) of the trust.
"Allen Chan" means Dr. Kwan Chee Chan.
"Amended Articles" means the amended and restated Articles in the agreed form and to the satisfaction of the Purchaser.
"Announcement 37" means Announcement of the PRC State Administration of Taxation on Matters Concerning Withholding at Source of Enterprise Income Tax of Non-Resident Enterprises (《关于非居民企业所得税源泉扣缴有关问题的公告》 [国家税务总局公告2017 年第37 号]), promulgated on 17 October 2017, as may be amended or supplemented from time to time by implementing regulations.
"Announcement 7" means the Announcement of the PRC State Administration of Taxation on Several Issues concerning the Enterprise Income Tax on the Indirect Transfers of Properties by Non-Resident Enterprises (《关于非居民企业间接转让财产 企业所得税若干问题的公告》国家税务总局公告2015 年第7 号), promulgated on 3 February 2015, as may be amended or supplemented from time to time by implementing regulations.
"Announcement 7 Reporting" has the meaning given to it in Clause 4.1.
"Anti-Bribery Laws" means Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to the Group Companies or any employees, directors or agents of the Group Companies from time to time, including Laws that prohibit the payment, offer, promise, or authorisation of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any government official or commercial entity to obtain an illegitimate business advantage, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78 dd 1 et seq.), the Bribery Act of 2010, any rules and regulations thereunder, any similar laws or regulations in any other jurisdiction (including Hong Kong and the PRC) and all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
"Anti-Money Laundering Laws" means (a) the USA PATRIOT Act of 2001 (Pub. L. No. 107-56), (b) the U.S. Money Laundering Control Act of 1986, (c) the Anti-Money Laundering Law of the PRC, (d) the Hong Kong Anti-Money Laundering and Counter- Terrorist Financing Ordinance, and (e) any other applicable Law of any relevant jurisdiction (including Hong Kong and the PRC) having the force of law and relating to anti-money laundering, as each such Law may be amended from time to time.
"Articles" means the memorandum and articles of association of the Company adopted by the Company from time to time.
"Audited Accounts" means:
(a)the audited consolidated statement of financial position of the Company as at the Accounts Date;

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(b)the audited consolidated statement of profit and loss accounts, statement of changes in equity and statement of cash flows of the Company in respect of the period from 17 March 2023, being the date of incorporation of the Company, to the Accounts Date,
(c)along with any notes, reports, statements or documents included in or annexed or attached to them prepared by the Company and audited by the Auditors.
"Auditor" means Deloitte Touche Tohmatsu Limited.
"Business Day" means a day (other than a Saturday, Sunday or a public holiday in Hong Kong or the PRC, and a day on which a typhoon signal number 8 or a black rainstorm warning is hoisted in Hong Kong at any time) on which commercial banks are open for business in Hong Kong or the PRC.
"Class A Shares" means Class A ordinary shares with par value of US$0.0001 each in the share capital of the Company, each having the rights, benefits and privileges as set out in the Articles, each a "Class A Share".
"Class C Shares" means Class C ordinary shares with par value of US$0.0001 each in the share capital of the Company, each having the rights, benefits and privileges as set out in the Articles, each a "Class C Share".
"Companies Ordinance" means the Companies Ordinance (Chapter 622 of the Laws of Hong Kong).
"Company" has the meaning given to it in Recital (A).
"Completion" means completion of the sale and purchase of the Sale Shares in accordance with Clause 3.
"Completion Date" has the meaning given to it in Clause 3.1.
"Confidential Information" means all information (regardless of its form) disclosed to a Party (or to its Affiliates or Representatives) under or in connection with this Agreement as well as the subject matter or the terms of this Agreement or the other Transaction Documents and any claim or potential claim hereunder and thereunder. Confidential Information shall also include the negotiations relating to this Agreement and the other Transaction Documents, but shall not include information which:
(a)is generally known to the public at the time of disclosure, or becomes generally known to the public other than through a breach of this Agreement or an obligation of confidence owed to the discloser or any Affiliate of the discloser;
(b)was already known to the receiver at the time of that disclosure (unless that knowledge arose from a breach of an obligation of confidentiality);
(c)the receiver acquires from a source other than the discloser (or any Affiliate or Representative of the discloser), where that source is entitled to disclose it;
(d)is independently created or developed by a Party (or any of its Affiliates or its Representatives) without use of or reference to any Confidential Information.
"control" means the power to direct the management or policies of a person, whether through the ownership (directly or indirectly) of more than fifty per cent (50%) of the legal or beneficial interests or the voting power of such person, through the power to

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appoint a majority of the members of the board of directors or similar governing body of such person, through contractual arrangements (including through the VIE Documents) or the power to secure that the affairs, the general management and/or policies of such person are conducted in accordance with the wishes of that person by virtue of any powers conferred by constitutional or corporate documents or any other document, agreement or arrangement or otherwise, and references to "controls", "controlled" or "controlling" shall be construed accordingly.
"Data Protection Laws" has the meaning given to it in Paragraph 22.1 of Schedule 2.
"Data Room" means the virtual data room titled "Insignia VDR for Tencent" hosted by Google at https://drive.google.com/drive/folders/1G_Atcka8shqkfzvo5eePgwjipDrAmnrO?usp=share_link containing documents and information relating to the Group and made available to the Purchaser and its Representatives from 5 August 2024 to 9 October 2024.
"Deed of Waiver" means a deed of waiver to be entered into by the Company, the Shenzhen VIE Entity, Take2 Holdings Limited and 得易健康(深圳)有限公司in form to the satisfaction of the Purchaser in accordance with Clause 5.1(b).
"Dennis Lo" means Dr. Yuk Ming Dennis Lo.
"Deregistered Entities" means, collectively, Deyi Health IT, Deyi Health Medical and Shenzhen Deyi Medical.
"Deyi Health IT" means Deyi Health Information Technology (Shenzhen) Co., Ltd. (得易健康信息科技（深圳）有限责任公司), a company incorporated in the PRC and de-registered with effect from 13 December 2023.
"Deyi Health Medical" means Deyi Health Medical Device (Shenzhen) Co., Ltd. (得易健康医疗器械（深圳）有限责任公司), a company incorporated in the PRC and de-registered with effect from 13 December 2023.
"Director Service Agreements" means, collectively:
(a)the director service agreement dated 20 July 2023 entered into between the Company and Tony Shu Kam Mok; and
(b)the director service agreement dated 20 July 2023 entered into between the Company and Anand Madduri.
"Disclosed" means fairly disclosed with sufficient detail and particularity to enable a reasonable purchaser experienced in transactions similar to those contemplated hereunder to be able to identify the nature and scope of the matter disclosed.
"Disclosure Letter" means the disclosure letter to be delivered by the Vendor to the Purchaser on the date of, and having the same date as, this Agreement, disclosing information constituting exceptions to the Vendor's Warranties.
"Dispute" has the meaning given to it in Clause 13(b).
"Due Diligence" means the due diligence carried out by the Purchaser and its Representatives in connection with, among others, the assets, liabilities, business,

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affairs, operations, financial condition, prospects, records and legal matters relating to the Group Companies.
"Due Diligence Responses" means the responses made by or on behalf of the Company and/or its Representatives from time to time in connection with the Due Diligence, including, without limitation:
(a)any and all e-mail correspondences between the Company and/or its Representatives and the Purchaser and/or its Representatives;
(b)any and all documents, notes, information and/or agreements provided by or on behalf of the Company and/or its Representatives to the Purchaser and/or its Representatives; and
(c)the responses made by or on behalf of the Company and/or its Representatives as set out under the columns titled "Response" and/or "Does Not Exist" (as the case may be) in each of the:
(i)preliminary due diligence request list delivered by Cooley on behalf of the Purchaser to the Company by e-mail on 31 July 2024; and
(ii)supplementary document request list delivered by Clifford Chance on behalf of the Purchaser to the Company by e-mail on 14 August 2024 and 30 August 2024.
"Employees" has the meaning given to it in Paragraph 15.1 of Schedule 2.
"Encumbrance" means any mortgage, lien, charge, pledge, option, restriction, third party right or interest, assignment, hypothecation, deed of trust, security interest, title retention or any other arrangement the effect of which is the creation of security, or any other interest, equity or other right of any person (including any right to acquire, option, right of first refusal or right of pre-emption), or any arrangement to create any of the same, and "Encumber" shall be construed accordingly.
"Equity Pledges" means, collectively:
(a)the equity pledge agreement dated 16 November 2023 entered into between the Shenzhen WFOE, Mr. Liu Zhihua and the Shenzhen VIE Entity; and
(b)the equity pledge agreement dated 16 November 2023 entered into between the Shenzhen WFOE, Ms. Gai Wanxia and the Shenzhen VIE Entity,
pursuant to which each of Mr. Liu Zhihua and Ms. Gai Wanxia (as applicable) pledges its respective equity interests in the Shenzhen VIE Entity to the Shenzhen WFOE to secure the full performance by the Shenzhen VIE Entity and Mr. Liu Zhihua and Ms. Gai Wanxia (as applicable) of their respective obligations under the VIE Documents.
"Existing Articles" means the second amended and restated memorandum and articles of association of the Company adopted by the Company on 24 June 2023 with effect from 20 July 2023.
"Existing Shareholders' Agreement" means the shareholders' agreement dated 20 July 2023 entered into between the Founders, the Company and the Vendor.
"Existing Shareholders' Waiver" has the meaning given to it in Clause 3.2(a)(iv).

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"Founders" means, collectively, Allen Chan and Dennis Lo, and each a "Founder".
"Fundamental Warranties" means the representations and warranties contained in Paragraphs 1 (Capacity and Authority), 2 (Sale Shares), 3 (Group Companies), 4 (Information) and 18 (Insolvency) of Schedule 2, and each a "Fundamental Warranty".
"Fundamental Warranty Claim" means any claim made by the Purchaser for breach of any Fundamental Warranty.
"Government Authority" means any governmental, semi-governmental, administrative, fiscal, judicial or quasi-judicial body, department, commission, authority, tribunal, agency or entity in any jurisdiction.
"Group" means the Company, the Subsidiaries and their respective subsidiaries (if any), and any one of them, a "Group Company" and collectively, the "Group Companies".
"Group Intellectual Property" means all the Intellectual Property owned by any Group Company or to which any Group Company has the legal or contractual entitlement or claim of ownership.
"Guangzhou VIE Entity" means Deyi Health Bio-technology (Guangzhou) Co., Ltd. (得易健康生物科技（广州）有限公司), a company incorporated under the laws of the PRC, the particulars of which are set out in Schedule 1.
"HKIAC" has the meaning given to it in Clause 13(b).
"Hong Kong" means the Hong Kong Special Administrative Region of the PRC.
"Insighta HK" means Insighta Limited (明察康健有限公司), a company incorporated under the laws of Hong Kong, the particulars of which are set out in Schedule 1.
"Intellectual Property" means all industrial and intellectual property rights, whether registered or not, including pending applications for registration of such rights and the right to apply for registration or extension of such rights including patents, petty patents, utility models, design patents, designs, copyright (including moral rights and neighbouring rights), database rights, rights in integrated circuits and other sui generis rights, trade marks, trading names, company names, service marks, logos, the get-up of products and packaging, geographical indications and appellations and other signs used in trade, internet domain names, social media user names, rights in know-how (including information comprised in formulae, algorithms, techniques, specifications, computation models, software and manuals), trade secrets, right to use and protection of the confidentiality of Confidential Information and any rights of the same or similar effect or nature as any of the foregoing anywhere in the world.
"IP Licence Agreement" means the licence agreement dated 24 April 2023 entered into between Centre for Novostics Limited and Insighta HK.
"Last Management Accounts Date" means 31 December 2023.
"Law" means all civil and common law, statute, subordinate legislation, treaty, regulation, rule, directive, decision, by-law, ordinance, circular, code, order, notice, demand, decree, injunction, resolution or judgment of any Government Authority.

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"Leased Properties" means the properties leased by a Group Company, the list of which is set out in Schedule 4.
"Licensed Field of Use" has the meaning given to it in the IP Licence Agreement.
"Long Stop Date" means the date falling on two (2) months after the date of this Agreement, or such other date as the Parties may agree in writing.
"Management Accounts" means:
(a)the unaudited consolidated profit and loss accounts of the Company in respect of the periods starting on (i) 17 March 2023 and ending on the Last Management Accounts Date; and (ii) 1 January 2024 and ending on the Management Accounts Date; and
(b)the unaudited consolidated balance sheets of the Company as at (i) the Last Management Accounts Date; and (ii) the Management Accounts Date.
"Management Accounts Date" means 30 June 2024.
"Material Contract" has the meaning given to it in Paragraph 14.2 of Schedule 2.
"Notice" shall have the meaning given to it in Clause 10.1.
"Permit" means:
(a)a permit, licence, consent, approval, certificate, qualification, specification, registration or other authorisation; or
(b)a filing of a notification, report or assessment,
in each case necessary for or material to (i) the effective operation of the business of any Group Company (including the research and development or any clinical trial of any product or technology by or on behalf of any Group Company), or (ii) any Group Company's ownership, possession, occupation or use of an asset or Intellectual Property.
"PRC" means the People's Republic of China (for the purposes of this Agreement only, excluding Hong Kong, Macau Special Administrative Region and Taiwan region).
"Purchase Price" has the meaning given to it in Clause 2.1(b).
"Representative" means any person acting on behalf of a Party or an Affiliate of that Party, including any of its employee, agent, officer, director, auditor, adviser, partner, associate, consultant, joint venturer or sub-contractor.
"Sale Shares" means the 300,000 Class A Shares, representing approximately fifteen per cent (15%) of the total issued shares of the Company (on an as-converted and fully diluted basis), which will be reclassified into Class C Shares at Completion.
"Sanctions" mean the export controls, economic, financial or trade controls or sanctions laws, regulations, embargoes or restrictive measures, administered, enacted or enforced by any Sanctions Authority from time to time.

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"Sanctions Authority" means:
(a)the United Nations;
(b)the United States;
(c)the European Union and each of its member states;
(d)the United Kingdom;
(e)the PRC; or
(f)any other jurisdiction which any Group Company operates or to which it is subject, and the respective governmental institutions, departments, committees, agencies, or offices of any of the foregoing, including, without limitation, the U.S. Department of State, the U.S. Department of Commerce's Bureau of Industry and Security, the U.S. Department of the Treasury's Office of Foreign Assets Control, the Council of the EU, the European Parliament, the European Commission (including the competent authorities of any present or future member state of the European Union), HM Treasury of the United Kingdom, the United Kingdom Department for Business and Trade, the Export Control Joint Unit, the PRC Ministry of Commerce, the PRC Ministry of Foreign Affairs, and/or any other applicable government or regulatory body.
"Sanctioned List" means any list of persons who are the subject of Sanctions published, or public announcement of Sanctions designations made, by any of the Sanctions Authorities, each as amended, supplemented or substituted from time to time.
"Sanctioned Jurisdiction" means any country, territory or region that is the subject or target of comprehensive, country-wide or territory-wide Sanctions from time to time (currently, Cuba, Iran, North Korea, Syria, the Crimea region, and the non-government controlled areas of Ukraine in the oblasts of Donetsk, Luhansk, Kherson, and Zaporizhzhia).
"Sanctioned Person(s)" means any person that is: (i) listed on any Sanctioned List; (ii) located, organized or ordinarily resident in a Sanctioned Jurisdiction; (iii) directly or indirectly controlled by any Person covered by, or acting on behalf of, (i) or (ii); (iv) the government of Cuba, Iran, North Korea or Syria or a person owned or controlled by or acting on behalf of such governments; or (v) any other person targeted by Sanctions.
"Shareholders' Agreement" means the amended and restated shareholders' agreement to be entered into between the Founders, the Company, the Vendor and the Purchaser at Completion, in the agreed form.
"Share Transfer Form" means the share transfer form to be entered into between the Vendor and the Purchaser at Completion in the agreed form.
"Shenzhen Deyi Medical" means Shenzhen Deyi Medical Examination Laboratory (深圳得易医学检验实验室), a company incorporated in the PRC and de-registered with effect from 11 December 2023.

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"Shenzhen VIE Entity" means Deyi Health Industry (Shenzhen) Co., Ltd. (得易健康产业（深圳）有限责任公司), a company incorporated under the laws of the PRC, the particulars of which are set out in Schedule 1.
"Shenzhen WFOE" means 明察康健（深圳）科技有限责任公司, a company incorporated under the laws of the PRC, the particulars of which are set out in Schedule 1.
"Subsidiaries" means, collectively, Insighta HK, the Shenzhen WFOE and the VIE Entities, and "Subsidiary" means any of them.
"Surviving Provisions" means Clauses 1 (Interpretation), 8 (Confidentiality and Announcements), 9 (Costs, Expenses and Fees), 10 (Notices), 11 (Assignment), 12 (Miscellaneous), 13 (Governing Law and Dispute Resolutions) and 14 (Counterparts).
"Take2 Group" means Take2 Holdings Limited and/or its Affiliates.
"Taxes" means any and all taxes, duties, withholdings, levies, assessments, imposts, fees and charges (including any capital gains tax, value-added tax or similar tax and any stamp, registration or similar tax), together with any claims, penalties, fines, surcharges and interest arising or resulting therefrom and any additions thereto, imposed, collected or assessed by, or payable to, a Government Authority, and "Tax" shall be construed accordingly.
"Tax Authority" means any Government Authority anywhere in the world exercising a fiscal, revenue, customs or excise function.
"Tax Warranties" means the representations and warranties contained in Paragraph 8 (Tax) of Schedule 2.
"Tax Warranty Claim" means any claim made by the Purchaser for breach of any Tax Warranty.
"Territory" has the meaning given to it in the IP Licence Agreement.
"Third Party Intellectual Property" means all the Intellectual Property, which is licensed to any Group Company, or in respect of which any Group Company is granted an option or other right to obtain a license, pursuant to any of the IP Licences In.
"Third Parties Ordinance" means the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong).
"Transaction" means the sale and purchase of the Sale Shares in accordance with the terms and subject to the conditions of this Agreement.
"Transaction Documents" means this Agreement, the Amended Articles, the Disclosure Letter and the Shareholders' Agreement and each of the documents, instruments, certificates and other ancillary documents required to be entered into or delivered by the Parties or their respective Affiliates in accordance with the terms of this Agreement.

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"USD" or "US$" means the lawful currency of the United States of America.
"Vendor's Bank Account" means the USD-denominated bank account in the name of the Vendor with the following details, or such other bank account designated by the Vendor by Notice to the Purchaser at least ten (10) Business Days in advance of the Completion Date.

Beneficiary Bank:	CITIBANK N.A.
Beneficiary Bank Address:	9/F CITI TOWER ONE BAY EAST 83 HOI BUN ROAD KWUN TONG KOWLOON
Beneficiary Bank SWIFT Code:	CITIHKHXXXX
Beneficiary Account Name:	PRENETICS GLOBAL LTD
Beneficiary Account No.:	006-39191849446
Account Currency:	USD

"Vendor's Warranty" means a representation and warranty given by the Vendor under Clause 6 and Schedule 2, and "Vendor's Warranties" shall mean all of them.
"VIE Documents" means each agreement or contract entered into between the Company or any of its Subsidiaries, on the one hand, and the relevant VIE Entity or the shareholders of the relevant VIE Entity, on the other hand, which enables the Company or the relevant Subsidiary to control the relevant VIE Entity, including the agreements or contracts set out in folder 2.5 of the Data Room.
"VIE Entities" means, collectively, (a) the Guangzhou VIE Entity and the Shenzhen VIE Entity and (b) any other company which is not directly or indirectly owned by the Company but the Company is deemed to control such company through the VIE Documents, and "VIE Entity" means any one of them.
"Warranty Claim" means any claim made by the Purchaser for breach of any Vendor's Warranty (including, for the avoidance of doubt, a Fundamental Warranty Claim and a Tax Warranty Claim).
1.2Recitals, schedules, etc.
References to this Agreement shall include the Recitals and Schedules which form part of this Agreement for all purposes. The Recitals do not create binding obligations on a Party. References in this Agreement to the "Recitals", "Schedules", "Clauses" and "Paragraphs" are references respectively to the recitals and schedules to and clauses and paragraphs of this Agreement.
1.3References to certain general terms
Unless the contrary intention appears, a reference in this Agreement to:
(a)"subsidiary" is to be construed in accordance with sections 13 to 15 of the Companies Ordinance;

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(b)a "person" includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality);
(c)a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provision (as so modified or re-enacted) before the date of this Agreement;
(d)a party being liable to another party, or to liability, includes any liability in equity, contract or tort (including negligence) or under the Misrepresentation Ordinance (Chapter 284 of the Laws of Hong Kong);
(e)words in one gender include any other gender;
(f)a document (including this Agreement) includes any variation, amendment or replacement of it;
(g)a document in the "agreed form" is a reference to that document in the form that the Parties have confirmed by exchange of emails on or around the date of this Agreement is to be treated for the purposes of this Agreement as being the "agreed form", with such amendments as the Parties may subsequently confirm prior to Completion;
(h)a person includes a reference to that person's legal personal representatives, successors and permitted assigns;
(i)"Parties" or a "Party", unless the context otherwise requires, includes a reference to the relevant Party's successors and permitted assigns;
(j)the singular includes the plural and vice versa;
(k)times of the day are to that time in Hong Kong and references to a day are to a period of twenty-four (24) hours running from midnight to midnight;
(l)any "matter" shall be deemed to include any fact, matter, event or circumstance (including any omission to act);
(m)any Hong Kong legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Hong Kong, be deemed to include what most nearly approximates in that jurisdiction to the Hong Kong legal term, and to any Hong Kong statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction; and
(n)"writing" or "written" include any method of reproducing words or text in a legible and non-transitory form and, for the avoidance of doubt, shall include text transmitted by e-mail.
1.4Unless the context otherwise requires, if a period of time dates from a given day or the day of an act or event, it is to be calculated exclusive of that day, when calculating the period of time before which, within which or following which any act is to be done or step taken under this Agreement, the date that is the reference date in calculating that

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period shall be excluded. If the last day of that period is not a Business Day, the period in question shall end on the next Business Day.
1.5The ejusdem generis principle of construction shall not apply to this Agreement. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words. Any phrase introduced by the term "other", "include", "including" or other similar expression are not used as, nor are they to be interpreted as words of limitation and when introducing an example do not limit the meaning of the words to which the example relates to that example or examples of a similar kind.
1.6A reference to the Vendor's knowledge is deemed to include the awareness or knowledge, information and belief which Mr. Yeung Sheng Wu Danny, Mr. Yin Pan Cheng, Mr. Tony Shu Kam Mok and Mr. Lo Hoi Chun Stephen, would have if he or she had made all reasonable enquiries of the Founders and/or the management of the Group Companies.
1.7The headings in this Agreement do not affect its interpretation.
2.SALE OF SHARES
2.1Sale and Purchase of Sale Shares
(a)At Completion, subject to and in accordance with the terms and conditions of this Agreement, the Vendor agrees to sell and transfer to the Purchaser, and the Purchaser agrees to purchase from the Vendor, the legal and beneficial interest of the Sale Shares and together with any and all rights which now are, or at any time hereafter may become, attached to them, including all rights to any dividend or other distribution declared, made or paid after the date of this Agreement, free and clear of any Encumbrances.
(b)In consideration for the sale and purchase of the Sale Shares, the Purchaser shall pay to the Vendor an amount equal to thirty million United States Dollars (US$30,000,000) (the "Purchase Price") on the Completion Date in accordance with Clause 3.3(b).
(c)Subject to and contingent upon Completion, the Vendor hereby irrevocably and unconditionally waives all pre-emption rights, rights of first refusal, redemption rights and rights of notice and any similar rights over and with respect to any of the Sale Shares and/or the Transaction conferred on it by the Existing Articles, the Existing Shareholders' Agreement or otherwise.
3.COMPLETION
3.1Time and place of Completion
Subject to the terms and conditions of this Agreement, Completion shall take place on the date of this Agreement (or such other date as may be agreed between the Vendor and the Purchaser from time to time) (such date, the "Completion Date") at such place (or remotely via electronic exchange of documents and signatures) as may be agreed by the Parties.
3.2Vendor's obligations
(a)At Completion, the Vendor shall deliver, or cause to be delivered, to the Purchaser:

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(i)the Share Transfer Form duly executed by it in respect of the Sale Shares in favour of the Purchaser;
(ii)(if not already delivered) a copy (certified to be a true copy by a director or registered office provider or company secretary of the Vendor) of the resolutions of the board of directors of the Vendor or minutes of a duly held meeting of the board of directors of the Vendor approving:
(A)the sale of the Sale Shares by the Vendor to the Purchaser; and
(B)the execution and delivery by the Vendor of the Transaction Documents to which it is a party and any other documents to be delivered by it at Completion, and the performance by it of its obligations thereunder;
(iii)a copy (certified to be a true copy by a director or registered office provider or company secretary of the Company) of the resolutions of the board of directors of the Company or minutes of a duly held meeting of the board of directors of the Company, pursuant to which all directors of the Company approve:
(A)the execution and delivery by the Company of each Transaction Document to which it is a party and the performance by it of its obligations thereunder;
(B)the reclassification of the Sale Shares into Class C Shares at Completion;
(C)the transfer of the Sale Shares, the update of the register of members of the Company to reflect the Purchaser as the registered owner of the Sale Shares as at the Completion Date and the reclassification of the Sale Shares into Class C Shares at Completion, the cancellation of the existing share certificate of the Sale Shares in the name of the Vendor and the issuance of new share certificate(s) in the name of the Purchaser with respect to the Sale Shares (including the new share certificate(s) in the name of the Purchaser with respect to the Sale Shares after the reclassification into Class C Shares);
(D)the update of the register of directors of the Company to reflect change of directors at Completion;
(E)the adoption of the Amended Articles; and
(F)the resignation of Mr. Jiang Peiyong as director of the Company and appointing person(s) nominated by the Purchaser as director(s) of the Company, in each case with effect from Completion;
(iv)a copy (certified to be a true copy by a director or registered office provider or company secretary of the Company) of the unanimous written resolutions of the shareholders of the Company, pursuant to which all the shareholders of the Company (x) waive all pre-emption rights, rights of first refusal, redemption rights and rights of notice and any similar rights over and with respect to any of the Sale Shares and/or the Transaction conferred on the relevant shareholder under the

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Existing Articles, the Existing Shareholders' Agreement or otherwise (the "Existing Shareholders' Waiver") and (y) approve:
(A)the transfer of the Sale Shares;
(B)the amendment and restatement of the Existing Shareholders' Agreement, and the execution and delivery by the Company of the Shareholders' Agreement;
(C)the reclassification of the Sale Shares into Class C Shares at Completion;
(D)the adoption of the Amended Articles;
(E)the Existing Shareholders' Waiver; and
(F)the resignation of Mr. Jiang Peiyong as director of the Company and appointing person(s) nominated by the Purchaser as director(s) of the Company, in each case with effect from Completion.
(v)(if not already executed and delivered) each of the Transaction Documents (other than this Agreement) duly executed and delivered by each party thereto other than the Purchaser;
(vi)a copy (certified to be a true copy by a director or company secretary of the Company) of (A) the updated register of members of the Company reflecting (x) the Purchaser as the registered owner of the Sale Shares as at the Completion Date; and (y) the reclassification of the Sale Shares into Class C Shares at Completion; and (B) the updated register of directors of the Company reflecting change of directors at Completion;
(vii)scanned copies of the new share certificate(s) in the name of the Purchaser with respect to the Sale Shares (including the new share certificate(s) in the name of the Purchaser with respect to the Sale Shares after the reclassification into Class C Shares); and
(viii)documentary evidence which shows that the relevant filings have been made by the Company with the Cayman Islands Registrar of Companies for the updated register of directors and the adoption of the Amended Articles.
(b)At Completion, the Vendor shall deliver, or cause to be delivered, to the Company:
(i)the existing share certificate in respect of the Sale Shares in the name of the Vendor; and
(ii)a resignation letter from Mr. Jiang Peiyong, resigning from the board of directors of the Company and confirming no outstanding claims or rights against the Company arising out of his directorship or the termination of his directorship.

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3.3Purchaser's obligations
Against compliance by the Vendor with Clause 3.2, the Purchaser shall:
(a)deliver, or cause to be delivered, to the Vendor:
(i)the Share Transfer Form duly executed by it in respect of the Sale Shares; and
(ii)(if not already executed and delivered) each of the Transaction Documents to which it is a party (other than this Agreement) duly executed and delivered by the Purchaser; and
(b)pay, or procure the payment of, an amount in USD equal to the Purchase Price to the Vendor by electronic transfer of immediately available funds to the Vendor's Bank Account, and deliver to the Vendor the form MT103 (or similar evidence or irrevocable payment) evidencing such payment and the provision of such evidence to the Vendor shall be deemed to satisfy the Purchaser's payment obligations under this Clause 3.3(b).
3.4Default
(a)If Completion does not take place on the Completion Date because either the Vendor or the Purchaser (the "Defaulting Party") fails to comply with any of its respective obligations under (with respect to the Vendor) Clause 3.2 and (with respect to the Purchaser) Clause 3.3 (whether such failure by the Defaulting Party amounts to a repudiatory breach or not), the other Party (the "Non-Defaulting Party") may by Notice to the Defaulting Party:
(i)proceed to Completion to the extent reasonably practicable;
(ii)postpone Completion to such date as the Non-Defaulting Party may specify (being a date not later than the Long Stop Date); or
(iii)terminate this Agreement.
(b)If the Non-Defaulting Party postpones Completion to another date in accordance with Clause 3.4(a)(ii), the provisions of this Agreement apply as if that other date is the Completion Date.
(c)If the Non-Defaulting Party terminates this Agreement pursuant to Clause 3.4(a)(iii), each Party's further rights and obligations shall cease immediately on termination (excluding those under the Surviving Provisions), but termination does not affect a Party's accrued rights and obligations at the date of termination.
4.ANNOUNCEMENT 7
4.1The Vendor shall prepare and submit (or procure to submit) the tax reporting in connection with the Transaction under Announcement 7 and/or Announcement 37 ("Announcement 7 Reporting") as soon as practicable and in any case within the statutory period in accordance with applicable Laws.
4.2The Vendor shall deliver to the Purchaser such evidence to the satisfaction of the Purchaser which can prove that the Announcement 7 Reporting has been duly

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submitted to the relevant Tax Authority in the PRC within five (5) Business Days after such submission.
4.3If the relevant Tax Authority in the PRC determines or assesses that Tax is liable to be paid in connection with the Transaction under Announcement 7 and/or Announcement 37, the Vendor shall prepare and submit the tax return in relation to the Transaction to the relevant Tax Authority in the PRC and pay (or procure the payment of) the final assessed Tax amount under Announcement 7 and/or Announcement 37 within the time period prescribed by applicable Laws and instructions from the relevant Tax Authority in the PRC and deliver to the Purchaser the Acceptable Evidence of Payment within five (5) Business Days after such payment.
4.4The Vendor shall, at the request of the Purchaser, provide the Purchaser with such assistance as the Purchaser may reasonably require in connection with the Announcement 7 Reporting and/or any matters in connection with any withholding obligations of the Purchaser under the Announcement 7 and/or Announcement 37.
4.5The Vendor shall indemnify the Purchaser against the losses suffered directly by the Purchaser as a result of the failure by the Vendor to pay (or procure the payment of) the final assessed Tax amount under Announcement 7 and/or Announcement 37 within the time period prescribed by applicable Laws and instructions from the relevant Tax Authority in the PRC.
5.POST-COMPLETION UNDERTAKING
5.1The Vendor shall procure that the Company and all relevant Group Companies shall, and shall procure that Mr. Danny Sheng Wu Yeung (as director and chief executive officer of the Company) shall ensure that the Company, all relevant Group Companies and other relevant parties will, provide all such assistance and support as required by the Purchaser for:
(a)completing the registration of the Equity Pledges with the local counterpart of the State Administration for Market Regulation in accordance with applicable Laws as soon as possible following Completion and in any event by 31 October 2024; and
(b)signing and delivering a copy of the Deed of Waiver to the Purchaser as soon as possible following Completion and in any event by 31 October 2024.
5.2The Vendor shall deliver, or cause to be delivered, to the Purchaser the original new share certificate(s) in the name of the Purchaser with respect to the Sale Shares (including the original new share certificate(s) in the name of the Purchaser with respect to the Sale Shares after the reclassification into Class C Shares) as soon as possible and in any event within three (3) Business Days after the Completion Date.
6.REPRESENTATIONS AND WARRANTIES GIVEN BY THE VENDOR
6.1The Vendor represents and warrants to the Purchaser that each of the statements set out in Schedule 2 is true, accurate and not misleading as at (i) the date of this Agreement and (ii) the Completion Date, in each case, by reference to the facts and circumstances then subsisting.
6.2The Vendor's Warranties are qualified by the facts and circumstances Disclosed in this Agreement, the Disclosure Letter or in any of the documents annexed to the Disclosure Letter. No other knowledge of the Purchaser relating to any Group Company (actual, constructive or imputed) prevents or limits a claim made by the Purchaser for breach of Clause 6.1 above. The Vendor shall not invoke the

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Purchaser's knowledge (actual, constructive or imputed) of a fact or circumstance which might make a Vendor's Warranty untrue, inaccurate or misleading as a defence to a claim for breach of Clause 6.1 above or to reduce any amount recoverable.
6.3The Vendor's liability for any Warranty Claim shall be limited or excluded, as the case may be, as set out in Schedule 3.
6.4Each Vendor's Warranty is to be construed independently and (except where this Agreement provides otherwise) is not limited by a provision of this Agreement or another Vendor's Warranty.
7.REPRESENTATIONS AND WARRANTIES GIVEN BY THE PURCHASER
The Purchaser represents and warrants to the Vendor that each of the statements set out under this Clause 7 is true, accurate and not misleading as at (i) the date of this Agreement and (ii) the Completion Date, in each case, by reference to the facts and circumstances then subsisting:
(a)Capacity and authority
(i)It is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all necessary corporate power and authority to enter into this Agreement and each other Transaction Document to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
(ii)No petition has been presented, no order has been made, or resolution passed for the winding up of it or for the appointment of a liquidator, provisional liquidator, receiver, administrator or manager of it. No liquidator, provisional liquidator, receiver, administrator or manager has been appointed in relation to it, nor any notice given of the appointment of any such person, over the whole or part of its business or assets.
(iii)This Agreement has been (and each Transaction Document upon execution and delivery will be) duly executed and delivered by it and constitutes (and each Transaction Document upon execution and delivery will constitute) legal, valid and binding obligations of it, enforceable against it in accordance with its (and their) respective terms.
(iv)The execution, delivery and performance by it of this Agreement and/or each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated in the Transaction Documents will not result in a breach of, or constitute a default under (as applicable):
(A)any provision of its articles of association or equivalent constitutional documents;
(B)any contract, agreement or instrument to which it is a party or by which it is bound; and
(C)a breach of any order, judgment or decree of any court or Government Authority to which it is a party or by which it is bound or submits,

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in each case, where such breach or default (as the case may be) would or would be reasonably likely to have a material adverse effect on its ability to perform its obligations under this Agreement and/or any of the Transaction Documents to which it is a party.
8.CONFIDENTIALITY AND ANNOUNCEMENTS
8.1Confidential Information
(a)Subject to Clause 8.1(b), each Party undertakes to the other Party that it shall (and shall procure that its Affiliates shall):
(i)not, without the prior written consent of the other Party, use or disclose to any unauthorised person Confidential Information it has or acquires; and
(ii)make every effort to prevent the unauthorised use or disclosure of Confidential Information.
(b)The confidentiality obligations under Clause 8.1(a) do not apply to:
(i)to the Representatives of a Party whose function requires it to have the relevant Confidential Information, provided that they are subject to obligations to keep such information confidential on the same or equivalent confidentiality terms as Clause 8.1(a);
(ii)any information that is required to be disclosed by applicable Law or any requirement of any competent Government Authority or pursuant to applicable rules or regulations of any relevant regulatory, administrative or supervisory body (including any relevant stock exchange or securities council), whether or not it has the force of law; provided that, to the extent legally permissible and so far as reasonably practicable, the disclosure shall be made after consultation with the other Party and after taking into account the other Party's reasonable requirements as to its timing, content and manner of making or despatch; and
(iii)the disclosure of information by any Party to its Affiliate, its or any of its Affiliate's consultants, auditors, advisors, employees, officers or directors so long as such persons are subject to obligations to keep such information confidential on the same or equivalent confidentiality terms as Clause 8.1(a).
8.2Announcements or releases
(a)A Party may not make press or other announcements, communications, circulars or releases relating to this Agreement and the matters referred to in this Agreement and the other Transaction Documents without the prior approval of the other Party to the form and manner of the announcement or release unless and to the extent that disclosure is required or requested to be made by a Party by applicable Law, or any requirement of any competent Government Authority or pursuant to applicable rules or regulations of any relevant regulatory, administrative or supervisory body (including any relevant stock exchange or securities council), whether or not it has the force of law.
(b)To the extent that any announcement or release is so required or requested to be made by any Party in accordance with Clause 8.2(a), the Party making the

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announcement or release must, as far as reasonably practicable and legally permissible, consult with the other Party as to the form, content and timing of any such announcement or release.
(c)Without the prior written consent of the Purchaser, the Vendor shall, and shall cause its Affiliates not to: (i) use in advertising, publicity, announcements, or otherwise the name of "Tencent", "腾讯", "QQ", "Wechat", "微信", "Tencent Investment", "腾讯投资", or any Affiliate of Tencent, either alone or in combination thereof, the associated devices and logos of the above brands, or any company name, trade name, trademark, service mark, domain name, device, design, symbol or any abbreviation, contraction or simulation thereof owned or used by the Purchaser or any of its Affiliates; or (ii) represent, directly or indirectly, that any product or services provided by the Vendor and/or its Affiliates, the Company and/or its Affiliates has been approved or endorsed by the Purchaser or any of its Affiliates.
9.COSTS, EXPENSES AND FEES
9.1Costs, expenses and fees
(a)Subject to Clause 9.1(b), except where this Agreement or other Transaction Documents provide otherwise, each Party shall pay its own costs, expenses and fees (including any fees of any legal or other professional advisors) in connection with the negotiation, preparation, execution, completion and performance of this Agreement and each document referred to hereunder.
(b)The Vendor shall bear any and all costs, expenses and fees incurred by the Purchaser in connection with the negotiation, preparation, execution, completion and performance of this Agreement and each document referred to hereunder (including any costs, expenses and fees in connection with conducting Due Diligence and any fees of any legal or other professional advisors) up to an aggregate amount of US$70,000.
9.2Taxes
The Vendor shall bear and be responsible for all applicable Taxes (if any) payable under applicable Law in connection with this Agreement and/or the sale of Sale Shares from the Vendor to the Purchaser, and shall indemnify and hold harmless the Purchaser and its Affiliates from and against any loss, liability, costs or expenses suffered or incurred (directly or indirectly) by the Purchaser or its Affiliates which arises out of or in connection with any failure by the Vendor to comply with its obligations under this Clause 9.2.
10.NOTICES
10.1Address for delivery of notices
(a)Any notice or other communication given or made under this Agreement (a "Notice") shall be:
(i)in writing;
(ii)unless otherwise specified, in English; and
(iii)delivered personally or sent by courier by an internationally recognised courier company or by electronic mail (e-mail), to the Party due to

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receive the Notice at its address or e-mail address set out in Clause 10.1(b) or to such other address or e-mail address as notified by one Party to the other Party in accordance with Clause 10.3.
(b)The address or e-mail address referred to in Clause 10.1(a) is:
(i)if to the Vendor:
Address:    Unit 703-706, K11 Atelier King's Road, 728 King's Road, Quarry Bay, Hong Kong
E-mail address:    danny@prenetics.com
Attention:        Mr. Danny Sheng Wu Yeung
(ii)if to the Purchaser:
Address:     Tencent Binhai Towers No. 33 Haitian 2nd Road Nanshan District, Shenzhen P. R. China 518064
    Attention: Mergers and Acquisitions Department
    with a copy to:
    c/o Tencent Holdings Limited Level 29, Three Pacific Place 1 Queen's Road East Wanchai, Hong Kong
    Attention: Compliance and Transactions Department
E-mail address:    PD_Support@tencent.com
    legalnotice@tencent.com
10.2Delivery of Notices
In the absence of evidence of earlier receipt, a Notice shall be deemed to have been duly given or made:
(a)if sent by personal delivery, upon delivery at the address of the relevant Party;
(b)if sent by courier, two (2) Business Days (if posted within Hong Kong) or five (5) Business Days (if posted outside of Hong Kong) after the date of posting; and
(c)if sent by e-mail:
(i)before 5:00 p.m. on a Business Day, at the time when the e-mail was sent (as recorded on the device from which the sender sent the email); or

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(ii)after 5:00 p.m. on a Business Day, at 9:00 a.m. on the next Business Day following the day when the e-mail was sent (as recorded on the device from which the sender sent the email),
(iii)in each case, unless the sender receives an automated message that the email has not been delivered.
10.3Changes to addresses
A Party may notify the other Party of a change to its relevant address or e-mail address for the purposes of this Clause 10, provided that such notification shall only be effective on:
(a)the date specified in the notification as the date on which the change is to take place; or
(b)if no date is specified or the date specified is earlier than the date on which a notice is deemed under Clause 10.2 to have been duly given, the date on which such notice is so deemed to have been duly given.
11.ASSIGNMENT
(a)A Party must not assign, transfer, dispose of or otherwise part with any of its rights under this Agreement without the prior written consent of the other Party. Any such assignment without such prior written consent shall be null and void.
(b)This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective heirs, successors and permitted assigns.
12.MISCELLANEOUS
12.1Discretion in exercising rights
A Party may exercise a right or remedy or give or refuse its consent in any way it considers appropriate (including by imposing conditions), unless this Agreement expressly states otherwise.
12.2Failure to exercise rights
Except as otherwise set out in this Agreement or expressly agreed by the Parties in writing, any partial exercise, failure to exercise, or delay in exercising, a right or remedy provided under this Agreement or by Law does not impair or operate as a waiver or prevent or restrict any further or other exercise of that or any other right or remedy in accordance with this Agreement. No single or partial exercise of a right or remedy provided by this Agreement or by Law prevents further exercise of the right or remedy or the exercise of another right or remedy.
12.3No liability for loss
Except as otherwise set out in this Agreement, a Party is not liable for loss caused by the exercise or attempted exercise of, failure to exercise, or delay in exercising a right or remedy that is available to it under this Agreement.

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12.4Approvals and consents
By giving its approval or consent, a Party does not make or give any warranty or representation as to any circumstance relating to the subject matter of the consent or approval.
12.5Remedies cumulative
The rights and remedies provided in this Agreement are cumulative and in addition to other rights and remedies given by Law independently of this Agreement.
12.6Variation and waiver
(a)This Agreement may only be varied if it is in writing and signed by or on behalf of the Vendor and the Purchaser. For the avoidance of doubt, "varied" shall include any amendment, supplement, deletion or replacement howsoever effected.
(b)Unless expressly agreed, no variation or waiver shall constitute a general variation or waiver of any provisions of this Agreement, nor shall it affect any rights, obligations or liabilities under this Agreement that have already accrued up to the date of variation or waiver, and the rights and obligations of the Parties under this Agreement shall remain in full force, except and only to the extent that they are so varied or waived.
12.7Further steps
Each Party agrees, at its own expense but subject to Clause 9, to take all actions, execute or procure to be done and executed all such further acts, deeds, things and documents as may be necessary, by Law or as may be necessary or reasonably requested by the Vendor or the Purchaser, to give full effect to the terms of the Transaction Documents.
12.8Time of the essence
Except as otherwise set out in this Agreement, time is of the essence of this Agreement in respect of any date or period determined under this Agreement.
12.9Entire agreement
(a)This Agreement, together with other Transaction Documents, represents the entire understanding, and constitutes the entire agreements, of the Parties about its subject matter and supersedes all previous agreements between the Parties (whether written or oral), understandings and negotiations on that subject matter.
(b)Nothing in this Clause 12.9 shall have the effect of limiting any liability arising from fraud, wilful misconduct or wilful concealment.
12.10Severability
If any provision or of any part of a provision of this Agreement is invalid or void, unenforceable or illegal in any jurisdiction, such provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties. The

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remainder of this Agreement remains in full force and effect and the validity or enforceability of that provision in any other jurisdiction shall not be affected. This Clause 12.10 has no effect if the severance alters the basic nature of this Agreement.
12.11Third Parties
Except as expressly provided in this Agreement, a person who is not a party to this Agreement has no right under the Third Parties Ordinance to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from the Third Parties Ordinance.
13.GOVERNING LAW AND DISPUTE RESOLUTIONS
(a)The construction, validity and performance of this Agreement and all non-contractual obligations (if any) arising from or connected with this Agreement shall be governed by the laws in force in Hong Kong.
(b)The Parties agree to negotiate in good faith to resolve any dispute, controversy, difference or claim arising out of or in connection with this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) or any dispute regarding non-contractual obligations arising out of this Agreement (a "Dispute"). In the event the negotiations between the Parties cannot resolve any such Dispute within thirty (30) days, such Dispute shall be referred to and finally settled by arbitration administered by the Hong Kong International Arbitration Centre (the "HKIAC") for arbitration in Hong Kong.
(c)The arbitration shall be conducted in accordance with the HKIAC Administered Arbitration Rules in force at the time of the initiation of the arbitration, which rules are deemed to be incorporated by reference into this Clause 13 save to the extent that they are inconsistent with the express terms of this Agreement.
(d)The seat or legal place of arbitration shall be Hong Kong, and the arbitral proceedings shall be conducted in English.
(e)The arbitration tribunal shall consist of three (3) arbitrators. The claimant(s) and the respondent(s) shall each nominate one (1) arbitrator, and the two (2) arbitrators thus appointed shall nominate the third arbitrator who shall be the presiding arbitrator; if the claimant(s) or the respondent(s) fails to appoint the arbitrator within fourteen (14) days of a request to do so from the other Party, or if the two (2) arbitrators fail to nominate the third arbitrator within fourteen (14) days after the appointment of the second arbitrator, the appointment shall be made, upon request of a Party, by the HKIAC in accordance with the HKIAC Administered Arbitration Rules.
(f)Any award of the arbitral tribunal shall be final and binding upon the Parties from the day it is made, and the Parties undertake to carry out the award without delay.
(g)The Parties shall have the right to seek interim injunctive relief or other interim relief from a court of competent jurisdiction, both before or after the arbitral tribunal has been appointed, at any time until the arbitral tribunal has made its final award.

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14.COUNTERPARTS
This Agreement may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Facsimile signatures, electronic signatures or signatures sent by email attachment shall be valid and binding to the same extent as original signatures.

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Schedule 1
GROUP COMPANIES

THE COMPANY
Company name	:	Insighta Holdings Limited
Company number	:	398503
Date of incorporation	:	17 March 2023
Place of incorporation	:	Cayman Islands
Address of registered office	:	The Office of Vistra (Cayman) Limited, P. O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1 - 1205 Cayman Islands
Authorised share capital	:	US$50,000.00 divided into 250,000,000 Class A Shares and 250,000,000 Class B ordinary shares of a nominal or par value of US$0.0001
Issued share capital	:	US$200.00 divided into 1,350,000 Class A Shares and 650,000 Class B ordinary shares of a nominal or par value of US$0.0001
Directors	:	Kwan Chee Chan Anand Balakrishna Madduri Danny Sheng Wu Yeung Yin Pan Cheng Tony Shu Kam Mok Peiyong Jiang

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Number of Shares	:	Shareholder
Kwan Chee Chan
Prenetics Global Limited
Yuk Ming Dennis Lo

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INSIGHTA HK
Company name	:	Insighta Limited (明察康健有限公司)
Business registration number	:	74748355
Date of incorporation	:	5 January 2023
Place of incorporation	:	Hong Kong
Address of registered office	:	21/F, Edinburgh Tower, The Landmark, 15 Queen's Road, Central, Hong Kong
Share capital	:	HKD20,000 divided into 2,000,000 ordinary shares
Directors	:	Kwan Chee Chan Peiyong Jiang
Shareholder(s)	:	Shareholder	Number of Shares
		Insighta Holdings Limited	2,000,000 ordinary shares

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SHENZHEN WFOE
Company name	:	Insighta (Shenzhen) Technology Co., Ltd. (明察康健（深圳）科技有限责任公司)
Unified social credit code	:	91440300MACU0M0KXN
Date of incorporation	:	4 September 2023
Place of incorporation	:	PRC
Address of registered office	:	214E, Building 543, Bagualing Industrial Zone, Bagua Second Road, Hualin Community, Yuanling Street, Futian District, Shenzhen (深圳市福田区园岭街道华林社区八卦二路八卦岭工业区543栋214E)
Registered capital (and Paid-up Capital)	:	RMB10,000,000 (RMB 300,000 paid up)
Director(s) and Supervisor(s)	:	Kwan Chee Chan (Executive Director and General Manager) Peiyong Jiang (Supervisor)
Legal representative	:	Kwan Chee Chan
Shareholder(s)	:	Shareholder	Paid-up Capital
		Insighta Limited (明察康健有限公司)	RMB300,000

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GUANGZHOU VIE ENTITY
Company name	:	Deyi Health Bio-technology (Guangzhou) Co., Ltd. (得易健康生物科技（广州）有限公司)
Unified social credit code	:	91440112MAC36KN13L
Date of incorporation	:	15 November 2022
Place of incorporation	:	PRC
Address of registered office	:	Unit C301, 3/F, Building 4, No.9, Luoxuan Fourth Road, International Biology Island, Huangpu District, Guangzhou (广州市黄埔区国际生物岛螺旋四路9号4栋第三层C301单元)
Registered capital (and Paid-up Capital)	:	RMB 20,000,000 (The sole shareholder has not made any contributions)
Director(s) and Supervisor(s)	:	Chenyang Pang (庞晨阳) (Executive Director and Manager) Victor Edward Tong Jr (Supervisor)
Legal representative	:	Chenyang Pang (庞晨阳)
Shareholder(s)	:	Shareholder	Paid-up Capital
		Deyi Health Industry (Shenzhen) Co., Ltd. (得易健康产业（深圳）有限责任公司) (100%)	The sole shareholder has not made any contributions.

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SHENZHEN VIE ENTITY
Company name	:	Deyi Health Industry (Shenzhen) Co., Ltd. (得易健康产业（深圳）有限责任公司)
Unified social credit code	:	91440300MA5GBRDC59
Date of incorporation	:	19 August 2020
Place of incorporation	:	PRC
Address of registered office	:
2305C1, Building 8, Qianhai Excellence Finance Centre (Phase I), 5033 Menghai Avenue, Nanshan Street, Qianhai Shenzhen-Hong Kong Cooperation Zone, Shenzhen (深圳市前海深港合作区南山街道梦海大道5033号前海卓越金融中心（一期）8号楼2305C1)

Registered capital (and Paid-up Capital)	:	RMB 100,000 (all paid up)
Director(s) and Supervisor(s)	:	Chenyang Pang (庞晨阳) (Executive Director and Manager) Victor Edward Tong Jr (Supervisor)
Legal representative	:	Chenyang Pang (庞晨阳)
Shareholder(s)		Shareholder	Paid-up Capital
		Wanxia Gai (盖万霞) (51%) Zhihua Liu (刘志华) (49%)	RMB 51,000 RMB 49,000

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Schedule 2
VENDOR'S WARRANTIES
1.Capacity and Authority
1.1The Vendor is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all necessary corporate power and authority to enter into this Agreement and each other Transaction Document to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.
1.2No petition has been presented, no order has been made, or resolution passed for the winding up of the Vendor or for the appointment of a liquidator, provisional liquidator, receiver, administrator or manager of the Vendor. No liquidator, provisional liquidator, receiver, administrator or manager has been appointed in relation to the Vendor, nor any notice given of the appointment of any such person, over the whole or part of the business or assets of the Vendor.
1.3This Agreement has been (and each Transaction Document upon execution and delivery will be) duly executed and delivered by the Vendor and constitutes (and each Transaction Document upon execution and delivery will constitute) legal, valid and binding obligations of the Vendor, enforceable against the same in accordance with its (and their) respective terms.
1.4The Vendor has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its respective rights, and perform its respective obligations, under this Agreement and/or each Transaction Document to which it is a party to be executed at or before Completion.
1.5The execution, delivery and performance by the Vendor of this Agreement and/or each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated in the Transaction Documents will not result in a breach of, or constitute a default under (as applicable):
1.5.1any provision of its memorandum or articles of association or equivalent constitutional documents;
1.5.2any contract, agreement or instrument to which it is a party or by which it is bound; and
1.5.3a breach of any order, judgment or decree of any court or Government Authority to which it is a party or by which it is bound or submits, in each case, where such breach or default (as the case may be) would or would be reasonably likely to have a material adverse effect on its ability to perform its obligations under this Agreement and/or any of the Transaction Documents to which it is a party.
2.Sale Shares
2.1The Vendor is the sole legal and beneficial owner of the Sale Shares. At Completion, the Vendor shall have transferred and delivered to the Purchaser full legal and beneficial ownership of the Sale Shares, free and clear of all Encumbrances.
2.2The Sale Shares have been properly allotted and issued and are fully paid or credited as fully paid.

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2.3Other than in respect of this Agreement and the Existing Shareholders' Agreement, (a) there is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of the shares or unissued shares in the capital of the Company; and (b) no person has claimed to be entitled to an Encumbrance in relation to any of the Sale Shares.
2.4Other than in connection with this Agreement and the Director Service Agreements pursuant to which a maximum of 750 Class A Shares may be allotted and issued to each of Tony Shu Kam Mok and Anand Madduri (as the case may be), there is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, a share in the capital of the Company (including an option or right of pre-emption or conversion).
2.5To the Vendor's knowledge, other than the Announcement 7 Reporting as set out in Clause 4, no third party and regulatory consents or notifications, including the approval of or notification to any Government Authority, Tax Authority, court, arbitral tribunal, regulatory body or administrative body, are or will be required or desirable for the transfer of the Sale Shares or any interest in or part thereof to the Purchaser.
3.Group Companies
3.1The corporate particulars of the Group Companies as set out in Schedule 1 are true, accurate and not misleading.
3.2Each Group Company is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Each Group Company has the right, power and authority to conduct its business as conducted as at the date of this Agreement.
3.3Save for the Subsidiaries, no Group Company has any other subsidiary or any interest in or has agreed to acquire any interest in, any other person.
3.4There is no Encumbrance, and there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any of the shares or equity interests of each Group Company, and no person has claimed to be entitled to an Encumbrance in relation to any of those shares or equity interests.
3.5Each of the Group Companies is operating and has always operated its business in all respects in accordance with its memorandum and articles of association or equivalent constitutional document at the relevant time.
3.6Each register, minute book and other book which each of the Group Companies is required by Law to keep has been properly kept and contains a true, accurate and not misleading record of the matters which it is required by applicable Laws to record in all material respects.
3.7All returns, particulars, resolutions and other documents required to be delivered or registered by the Group Companies to or with any Government Authority have been properly prepared and delivered in all material respects.
3.8No Group Company has given a power of attorney or other authority by which a person may enter into an agreement, arrangement or obligation on such Group Company's behalf (other than an authority for a director, other officer or employee to enter into an agreement in the usual course of that person's duties).

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3.9Each allotted and issued share in the capital of each Group Company has been properly allotted and issued and is fully paid or credited as fully paid. Each shareholder of the Group Companies established in the PRC has fully, validly and punctually paid-up its capital contribution of the registered capital of the relevant Group Company in accordance with the articles of association of the relevant Group Company and applicable Laws in the PRC and such registered capital has been verified as being fully, validly and punctually paid-up by a duly qualified accountant registered in the PRC.
3.10Each of the Deregistered Entities have been duly de-registered as a registered company in the PRC in accordance with applicable Laws, and none of the Deregistered Entities have any residual liabilities relating to any Group Company in any jurisdiction.
4.Information
4.1All information contained in the Transaction Documents (including any annex to the Disclosure Letter), the Due Diligence Responses and in the Data Room is true, accurate and not misleading in all material respects, and there is no matter which renders any such information untrue, inaccurate or misleading in any material respect.
4.2To the Vendor's knowledge, all information about the Sale Shares and the Group which might be material for disclosure to a purchaser of the Sale Shares has been Disclosed to the Purchaser.
5.Effect of Sale
5.1Neither the execution nor the performance of this Agreement and/or each of the Transaction Documents will result in any Group Company losing the benefit of an asset, grant, subsidy, right or privilege which it enjoys on the date of this Agreement.
5.2Neither the execution nor the performance of this Agreement and/or each of the Transaction Documents will (a) conflict with, result in a breach of, give rise to an event of default under, require the consent of a person under, enable a person to terminate, or relieve a person from an obligation under any agreement or arrangement to which any Group Company is a party or any legal or administrative requirement by which any Group Company is bound, (b) result in the breach of, or create on behalf of any person the right to terminate or modify, any Group Company's rights in any Group Intellectual Property or any Third Party Intellectual Property, or (c) cause the revocation, suspension, cancellation, variation or non-renewal or any Permit.
6.Audited Accounts, Management Accounts and Accounting Records
6.1The Audited Accounts have been prepared and audited with all due care and attention and on a basis consistent with applicable Law, policies, standards, principles and practices generally accepted in the relevant jurisdictions.
6.2The Audited Accounts show a true and fair view of (i) the assets, liabilities (actual, contingent or otherwise), financial position and state of affair of the Company and the Group Companies (as the case may be) as at the Accounts Date, and (ii) the profits and losses of the Company and the Group Companies for the financial year ended on the Accounts Date.
6.3The Audited Accounts fully disclose and provide adequately for all bad and doubtful debts, all liabilities (actual, contingent or otherwise) and all financial commitments existing at the Accounts Date.

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6.4The Management Accounts have been properly prepared with all due care and attention and on a basis consistent with applicable Law, policies, standards, principles and practices generally accepted in the relevant jurisdictions.
6.5The Management Accounts fairly present and do not misstate the assets and liabilities of each of the Group Companies as at the Last Management Accounts Date and Management Accounts Date (as applicable) and the profits and losses of each of the Group Companies for the period concerned.
6.6The Management Accounts fully disclose and provide adequately for all bad and doubtful debts, all liabilities (actual, contingent or otherwise) and all financial commitments existing at the Last Management Accounts Date and the Management Accounts Date (as applicable).
6.7The Audited Accounts and Management Accounts are each not affected by any unusual, exceptional or nonrecurring items.
6.8As at the Last Management Accounts Date and the Management Accounts Date, no material liability, obligation or commitment of any nature whatsoever (asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise) existed in relation to any Group Company which was not required to, or permitted not to, be included in the Management Accounts in accordance with applicable accounting policies.
6.9Each Group Company's accounting records are up-to-date, in its possession or under its control and are properly completed in accordance with applicable Laws, policies, standards, principles and practices generally accepted in the relevant jurisdictions.
7.VIE Documents
7.1True and complete copies of the VIE Documents have been provided or made available to the Purchaser on or before the date of this Agreement, which are set out in folder 2.5 of the Data Room. Each party to the VIE Documents has the right, power and authority, and has taken all action necessary, to enter into and perform its respective obligations under the VIE Documents. Each party's obligations under the VIE Documents are valid, legal and binding, enforceable in accordance with their terms.
7.2Each party to the VIE Documents is not in breach of any of the provisions of the relevant VIE Document. There has not been any dispute relating to the performance of any VIE Document. No fact or circumstance exists which might give rise to a dispute relating to the performance of any VIE Document or invalidate or give rise to a ground for termination of any VIE Document.
7.3Except as disclosed in the Disclosure Letter, all filings, registrations or recordings required to perfect the pledge over the equity interests in the Shenzhen VIE Entity granted by Liu Zhihua (刘志华) and Gai Wanxia (盖万霞), each in favour of the Shenzhen WFOE, have been made pursuant to applicable Law.
7.4The Company possesses, through the relevant VIE Documents, the power to control and direct or cause the direction of the operation and activities of the relevant VIE Entity. The Company is entitled, through the relevant VIE Documents, to consolidate the financial results of the relevant VIE Entity in its financial statements.
7.5There is not, and has not been, any investigation or enquiry by any Government Authority in any jurisdiction with respect to any VIE Document.
8.Tax

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8.1Each Group Company is and has at all times been subject to or assessed on Taxes in its place of incorporation only. Each Group Company is not liable to pay and has at no time incurred any liability to Tax chargeable under the Laws of any jurisdiction other than its place of incorporation, or has otherwise paid all Tax which it has become liable to pay and is not liable to pay a penalty, surcharge, fine or interest in connection with Tax.
8.2Each Group Company has made appropriate deductions and withholdings in respect, or on account, of any Tax from any payments made by it, which it is obliged to make under applicable Laws and has accounted to the Tax Authority for all amounts so deducted or withheld.
8.3Each Group Company has received all necessary approvals with respect to Taxes, including the application of preferential Tax provisions, exemptions, and benefits, and such approvals are in full force and effect under the Laws of the jurisdictions where each Group Company operates.
8.4Each Group Company has within applicable time limits made all such returns, provided all such information and maintained all such records in relation to Tax as are required to be made or provided or maintained by it as required by applicable Law and none of such returns is disputed by a Tax Authority concerned.
8.5No Group Company is, in relation to its business, involved in a dispute with any Tax Authority. No Tax Authority has stated that the Tax Authority has investigated or indicated that it intends to investigate the Tax affairs of any Group Company.
8.6Each Group Company has timely withheld, or collected from each payment made to each of its employees, the full amount of all Taxes required to be withheld or collected therefrom, and has timely paid the same to the competent Tax Authority in accordance with applicable Laws.
8.7The Audited Accounts reserve or provide for, in accordance with applicable Law, policies, standards, principles and practices generally accepted in the relevant jurisdictions:
8.7.1all Taxes liable to be assessed on the Company and each Group Company, or for which they are or may become accountable, since the date of incorporation of the Company or the relevant Group Company (as the case may be) (whether or not the Company or the relevant Group Company has or may have a right of reimbursement against another person); and
8.7.2all contingent or deferred liabilities to Tax since the date of incorporation of the Company or the relevant Group Company (as the case may be).
8.8No Group Company has participated in any transaction, scheme or arrangement of which the sole or main purpose or effect is the avoidance or evasion of a liability to Tax or which could be reasonably re-characterised or treated as unenforceable or ineffective for Tax purposes for such reasons.
9.Related Party Transactions
9.1No Group Company is or has been a party to or otherwise involved in any contract, transaction, agreement or arrangement (including any contract, transaction, agreement or arrangement with any shareholder of the Company or any of his or its Affiliates) which is not entered into by way of a bargain at arm's length, or any transaction, agreement or arrangement under which it has been or is or may be required to make any payment for any goods, services or facilities provided to it

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which is in excess of the market value of such goods, services or facilities or under which it has been, or is or may be required to provide goods, services or facilities for a consideration which is less than the market value of such goods, services or facilities and/or in consequence of which it is or will be liable to Tax in respect of an amount deemed for Tax purposes to be income or gains of the Group Company but not actually income or gains of the Group Company.
10.Financial Obligations
10.1Except as disclosed in the Management Accounts, (a) the Group Companies do not have outstanding and have not agreed to create or incur loan capital, borrowings or indebtedness in the nature of borrowings; and (b) none of the Group Companies is party to and is not liable under any guarantee, indemnity or other agreement to secure or incur a financial or other obligation with respect to another person's obligation.
10.2No Group Company is liable to repay an investment or other grant or subsidy made to it by any person or Government Authority.
10.3No fact or circumstance (including the execution and performance of this Agreement) exists which might entitle any person or Government Authority to require repayment of, or refuse an application by any Group Company for, the whole or part of a grant or subsidy.
11.Properties
11.1None of the Group Companies owns any premises, buildings, land or other real property right.
11.2The list of Leased Properties set out in Schedule 4 is, in all respects, a true, correct and complete list of all of the Leased Properties of the Group.
11.3With respect to each contract pertaining to any Leased Property (each a "Lease Agreement"):
11.3.1such Lease Agreement is valid, binding, enforceable and in full force and effect;
11.3.2all rents have been paid in full and there are no rent arrears;
11.3.3no Group Company nor any other party to the Lease Agreement is in breach or default under such Lease Agreement, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a breach or default thereunder or would result in the premature termination of such Lease Agreement; and
11.3.4no member of the Group is currently subleasing, licensing or otherwise granting any person the right to use or occupy such Leased Property or any portion thereof.
11.4Each Leased Property is presently used for the purpose of the business permitted under applicable Laws and the relevant Lease Agreement, and all necessary permissions and consents in respect of use for the purpose of the Leased Property and for any previous use and/or any development at each Leased Property have been obtained.
12.Intellectual Property

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12.1Each Group Company, as applicable, owns, has a license or sublicense to, or otherwise possesses or can obtain on commercially reasonable terms, legally enforceable rights to all Intellectual Property (including all Intellectual Property developed by employees or consultants of the Group) necessary for, held for use in or used in, or otherwise is or likely to be material to the business of the Group Companies as currently conducted or as currently proposed to be conducted.
12.2There are no material defects in any of the patents or patent applications included in the Group Intellectual Property or, to the Vendor's knowledge, the Third Party Intellectual Property.
12.3Except as disclosed in the Disclosure Letter, there are no Group Intellectual Property in respect of which any Group Company is registered as the owner or is the applicant for registration.
12.4Except as disclosed in the Disclosure Letter, no Group Company has granted, nor is obliged to grant, any licence or assignment in respect of any Intellectual Property to any third party.
12.5To the Vendor's knowledge, each of the relevant counterparties to all written contracts, agreements or arrangements to which a Group Company is a party owns, has a license, sublicense or permit to, or otherwise possesses or can obtain on commercially reasonable terms, legally enforceable rights to all Intellectual Property necessary for the performance of its respective obligations under any such written contracts, agreements or arrangements.
12.6No party to an agreement relating to the use by any Group Company of any Intellectual Property owned by another person is, or has at any time been, in breach of the agreement and no circumstances exist which would give rise to any breach of any such agreement or to any such agreement being terminated, suspended, varied or revoked without the relevant Group Company's consent (other than termination without cause upon notice in accordance with the terms of the agreement).
12.7Part A (IP Licences In) of Schedule 6 contain true, accurate and not misleading details of all licences of Intellectual Property granted to a Group Company ("IP Licences In") respectively. Copies of all IP Licences In (including any variations, amendments, novations, extensions and other documents affecting the terms of any IP Licences In) have been provided to the Purchaser and the parties to such licences have not agreed to vary any of the terms of any such licences.
12.8Other than the Group Intellectual Property and the Third Party Intellectual Property, there is no other Intellectual Property necessary for, held for use in or used in, or otherwise material to the conduct of the business of the Group Companies as currently conducted or as currently proposed to be conducted.
12.9Except for the Group Companies, no other person has any right, title or interest in and to the Group Intellectual Property, and no person who was involved in, or who contributed to, the creation or development of any Group Intellectual Property has performed services for the government, a university, a college, or other educational institution or research centre in a manner that would affect any Group Company's rights in such Intellectual Property.
12.10Neither the conduct of the business of the Group as currently conducted or proposed to be conducted nor any product or service marketed or sold (or proposed to be marketed or sold) by the Group violates or will violate any license, or infringes or misappropriates, or will infringe or misappropriate any Intellectual Property rights of any other person. None of the Group Companies has received any claims or communications alleging that any Group Company has violated, infringed or

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misappropriated, or by conducting its business as currently conducted or proposed to be conducted, would violate, infringe or misappropriate any Intellectual Property rights of any other person.
12.11To the Vendor's knowledge, there is not, and has not at any time been, an infringement, misappropriation, misuse, violation or other unauthorised use of any of the Group Intellectual Property or any of the Third Party Intellectual Property.
12.12The Group Companies have taken all necessary measures (including to impose appropriate confidentiality obligations on parties given access to any confidential information of any Group Company, and to have systematic safeguards) to maintain in confidence all confidential information comprising a part of the Group Intellectual Property or Third Party Intellectual Property, and there has been no unauthorized or illegal use of, access to, or disclosure of any such confidential information.
12.13Each IP Licences In is a valid, binding and enforceable agreement of the parties thereto, the performance of which does not violate any applicable Law, and is in full force and effect, and the terms thereof have been complied with by the relevant Group Companies and by all the other parties thereto. No IP Licences In is currently being, or has at any time been, breached by any Group Company or, to the best of the Vendor's knowledge, information and belief, by any other party thereto.
12.14No grounds for rescission, avoidance or repudiation of any IP Licences In, and no notices of violation, default, termination or intention to terminate (whether or not such notice is in writing so long as it is in accordance with the terms of such contracts) have been received in respect of any IP Licences In. No Group Company is in breach of any IP Licences In.
12.15The Group Companies have paid all license and royalty fees required to be paid under the Third Party Intellectual Property and/or pursuant to any IP Licences In.
12.16All renewal and maintenance fees and Taxes due and payable in respect of any Third Party Intellectual Property have been paid in full. Each other action required to maintain and protect any Third Party Intellectual Property has been taken.
12.17No employee, officer, director (whether executive or non-executive), consultant, agent or other representative of any Group Company or any individual who has formerly held one of these positions has any right to claim ownership or any other right in respect of Intellectual Property used in the business of the Group and all necessary assignments, settlements and compromise agreements relating to the transfer or assignment of any of the Group Intellectual Property by any of the aforementioned individuals have been executed and are valid and enforceable. None of the Intellectual Property used by the Group in its businesses has been obtained or is being used by any Group Company in violation of any contractual obligation that is binding on the Group or any of its respective officers, directors or employees.
13.Assets
13.1All assets included in the Management Accounts or acquired by a Group Company since the Management Accounts Date, other than any assets disposed of or realised in the ordinary course of business is (a) legally and beneficially owned solely by the relevant Group Company; (b) where capable of possession, in the possession or under the control of the relevant Group Company, and (c) free from Encumbrances.
13.2Each of the Group Companies owns or has the right to use such asset used in and is necessary for the effective operation of its business.

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13.3Each material asset of the Group, which is normal to have maintained by independent or specialist contractors, is in good condition and working order and has been regularly maintained to a good technical standard and in accordance with safety regulations required to be observed in relation to it.
14.Agreements
14.1Except as disclosed in the Disclosure Letter, no Group Company is party to or subject to any contract, agreement, arrangement or transaction which:
14.1.1is with a shareholder of the Company or any of his or its Affiliates;
14.1.2is with any entity within the Take2 Group;
14.1.3is not in the ordinary course of its business;
14.1.4restricts such Group Company's freedom to operate the whole or part of its business or to use or exploit any of its assets;
14.1.5cannot be complied with on time or without undue or unusual expenditure of money or effort by such Group Company; or
14.1.6is of a long-term nature that is incapable of termination in accordance with its terms by such Group Company on six (6) months' notice or less.
14.2All of the written contracts, agreements, arrangements or obligations to which a Group Company is a party and which are material to the business of the Group (a "Material Contract") are valid, binding and enforceable on the parties thereto in accordance with their respective terms. No fact or circumstance exists which might invalidate or give rise to a ground for termination, avoidance or repudiation of any Material Contract.
14.3Neither a Group Company (on the one hand) nor any party with whom a Group Company (on the other hand) has entered into a Material Contract is in breach of any Material Contract, and no fact or circumstance exists which might give rise to a breach of this type.
14.4No Group Company is, or has agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association.
15.Employees
15.1The details of all employees to the Group as set out in Schedule 5 (the "Employees") are true, correct and complete.
15.2No Group Company is party to, nor bound by, any collective bargaining contract or work rules or practices with any labour union, labour organisation or works council.
15.3Each Group Company (a) has properly classified all of its workers as independent contractors or employees, or (b) has properly classified, recorded and documented the employment of all of its employees under applicable Law.
15.4To the Vendor's knowledge, no employee or director of any Group Company is in violation of any term of any employment agreement, non-disclosure agreement, statutory non-disclosure obligation, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating to (a) the right of any such employee to be employed by that Group Company or (b) the use of trade secrets or proprietary information.

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15.5Each employment contract with the directors, officers and Employees is legally binding and enforceable in accordance with its respective terms.
15.6No Group Company has:
15.6.1incurred any liability for breach or termination of an employment contract;
15.6.2provided or agreed to provide a gratuitous payment or benefit to a current or former director, officer or employee or to any of their dependants; or
15.6.3made or agreed to make a payment or provided or agreed to provide a benefit to a present or former director, other officer or employee of such Group Company or to any of their dependants in connection with the actual or proposed termination or suspension of employment or variation of an employment contract.
15.7Other than the Director Service Agreements, no Group Company has nor is it proposing to introduce a share incentive, share option, profit sharing, bonus or other incentive scheme for any of its directors, other officers or Employees.
15.8None of the Group Companies has given notice of termination to or received notice of resignation from any of its directors (other than Mr. Jiang Peiyong) or employees.
16.Pension Schemes
16.1No Group Company has any material liability to make any payment to any pension, contribution, social security, allowance or similar scheme or any insurance arrangement held in relation thereto which is due, but remains unpaid.
16.2Each Group Company is in compliance with the provisions of the pension, contribution, social security, allowance and/or similar schemes in respect of such Group Company and Law.
17.Permits
17.1Each Group Company has obtained all Permits and has complied with the terms and conditions of, each Permit.
17.2Each Permit is in force, unimpeachable and unconditional or subject only to a condition that has been satisfied.
17.3Each action required for the renewal or extension of each Permit has been taken.
18.Insolvency
18.1No Group Company is insolvent under the laws of its jurisdiction of incorporation or unable to pay its debts as they fall due, nor has any Group Company commenced negotiations with one (1) or more of its creditors with a view to rescheduling or restructuring any of its indebtedness.
18.2There are no proceedings in relation to any compromise or arrangement with creditors or any winding-up, bankruptcy or other insolvency proceedings concerning any Group Company.
18.3No steps have been taken to enforce any security over any assets of any Group Company.

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18.4No Group Company has received a notice to the effect that an administrator has been or will be appointed in relation to the relevant Group Company. No notice has been given or filed with the court of an intention to appoint an administrator and no petition or application has been presented or order made for the appointment of an administrator in respect of any Group Company.
18.5No receiver or administrative receiver has been appointed, nor any notice given to the relevant Group Company of an intention to appoint, any such person, over the whole or part of any Group Company's business or assets.
18.6No Group Company has proposed or agreed to a composition, compromise, assignment or arrangement with any of its creditors.
18.7No distress, execution, attachment, sequestration or other process has been levied on an asset of a Group Company which remains undischarged.
18.8No action is being taken by a court to dissolve a Group Company and/or strike it off the relevant register.
18.9No Group Company is, in any jurisdiction, subject to or threatened by any other procedures or steps which are analogous to those set out above.
19.Litigation
19.1No Group Company nor, to the Vendor's knowledge, any of the directors, key officers and employees of the Group is, or has since the date of its incorporation been, involved, whether as claimant or defendant or other party, in any claim, Action, suit or litigation, in relation to the business of any Group Company.
19.2No written notification has been received by a Group Company in the two (2) years ending on the date of this Agreement, to the effect that a claim, Action, suit or litigation is pending or threatened by or against a Group Company or any of the directors, officers and employees of the Group and no matter exists which will or would reasonably be likely to give rise to a claim, Action, suit or litigation involving a Group Company or any of the directors, officers and employees of the Group.
20.Compliance with Law
20.1Each of the Group Companies and its directors, officers and employees has conducted the business of the Group and dealt with the Group's assets in accordance with all applicable Laws in all material respects.
20.2There is not, and has not been, any investigation, enquiry or disciplinary proceeding instigated by or involving any Government Authority concerning or involving a Group Company or any of its directors, officers and employees, and none is pending or threatened. To the Vendor's knowledge, no fact or circumstance exists which might give rise to an investigation, enquiry or proceedings of that type.
21.Anti-Bribery, Anti-Money Laundering and Sanctions
21.1None of the Group Companies, the Vendor nor any of the Vendor's agents, employees, and other persons acting on behalf of the Vendor, nor, to the Vendor's knowledge, any of the Group Company's respective agents, employees, and other persons acting on its behalf, have taken any action that would cause the Group to be in violation of Anti-Bribery laws or Anti-Money Laundering Laws.

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21.2No Group Company is subject to any investigation by, or request for information from, law enforcement officials regarding a violation or potential violation of Anti-Bribery laws or Anti-Money Laundering Laws by a Group Company.
21.3To the Vendor's knowledge, there are no facts or circumstances that would lead a reasonable person to believe that there is a likelihood that any of the officers, directors, employees or agents of the Group Companies has made any payment in violation of any Anti-Bribery laws or Anti-Money Laundering Laws on behalf of or for the benefit of a Group Company.
21.4None of the Group Companies, the Vendor or any of their respective directors, officers, agents, employees or affiliates, is a Sanctioned Person or engaged in any activity that is reasonably likely to cause them to be designated as Sanctioned Persons by any Sanctions Authority.
21.5Each Group Company has (a) complied with, and has not engaged in any activity or conduct which has or would violate, applicable Sanctions since the date of its incorporation; (b) not engaged in a transaction or dealing, directly or knowingly indirectly, with or involving a Sanctioned Jurisdiction or Sanctioned Person; (c) implemented and maintained policies and procedures designed to promote and achieve compliance with applicable Sanctions; and (d) not been, nor any of their assets are or have been, subject to any claim, action, suit, proceeding, investigation, injunction or enforcement action (criminal, regulatory, administrative or civil) concerning or relating to any actual or alleged breach of applicable Sanctions, and to the Vendor's knowledge, no such action, claim, suit, proceeding, investigation, injunction or enforcement action is pending, threatened or contemplated.
22.Data Protection
22.1Each Group Company has at all times complied with any and all applicable Laws regulating data protection, data security, privacy, or the recording, monitoring or interception of communications or electronic communications (the "Data Protection Laws").
22.2No Group Company has received:
22.2.1any enforcement, information or equivalent notice under the Data Protection Laws;
22.2.2any written communication from any data protection or privacy authority with competent authority over such Group Company's data processing activities, indicating that it is investigating an allegation that such Group Company is in breach of the Data Protection Laws or that it proposes to take, or is considering taking, enforcement action under the Data Protection Laws; or
22.2.3any written communication from any person complaining about such Group Company's use of information about that person or alleging any breach of any of the Data Protection Laws.
22.3No Group Company has compensated or been required to compensate any individual under the Data Protection Laws, no claim for such compensation is outstanding and there is no reason to believe that any circumstances exist which might lead to any claim for compensation being made.
22.4There is no personal data breach or other incident involving unauthorised loss, disclosure, corruption, impairment or other prejudice to the security of any personal data or confidential or proprietary information in the possession or under the control of any Group Company that was, is or is likely to be required under the Data

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Protection Laws to be notified to any data protection or privacy authority and/or to any other external third parties.
23.Insurance
23.1The Disclosure Letter contains a true, accurate and not misleading list of each current insurance and indemnity policy in respect of which a Group Company has an interest (together the "Insurance Policies").
23.2Each of the Insurance Policies is valid and enforceable and is not void or voidable.
23.3The Company has not done anything or omitted to do anything which might (a) make any of the Insurance Policies void or voidable; or (b) prejudice the ability to effect insurance on the same or better terms in the future.
23.4No claim is outstanding under any of the Insurance Policies.
23.5All premiums which are due under the Insurance Policies have been paid.
24.Side agreements and insider agreements
24.1Other than the Existing Shareholders' Agreement, the share sale agreement dated 25 June 2023 between Dennis Lo, Allen Chan and the Vendor and the share subscription agreement dated 25 June 2023 between the Company and the Vendor, there is no letter, agreement or arrangement between or among the Vendor, any of the Founders and/or any of the Group Companies in relation to the voting or governance, issuance or disposition of any securities (whether debt or equity) in or sharing of profits of any Group Company or any other matter contemplated by this Agreement or any of the Transaction Documents, and no such letter, agreement or arrangement is contemplated to be entered into between or among the Vendor, any of the Founders and/or any of the Group Companies.
24.2Except as set out in the Disclosure Letter, to the Vendor's knowledge, there is no agreement or arrangement (legally enforceable or not) to which a Group Company is a party and in which:
24.2.1the Vendor;
24.2.2an Affiliate of the Vendor; or
24.2.3a director or officer or former director or officer of the Vendor or an Affiliate of the Vendor, is interested in any way.
25.Brokerage or commissions
26.No person is entitled to receive a finder's fee, brokerage or commission from the Company in connection with this Agreement.

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Schedule 3
LIMITATION OF THE VENDOR'S LIABILITY
1.Limitation on Quantum
1.1The Vendor shall not be liable in respect of a Warranty Claim unless:
1.1.1the amount recoverable from the Vendor in respect of that Warranty Claim exceeds an amount equal to zero point one per cent (0.1%) of the Purchase Price. For this purpose, Warranty Claims arising out of the same, related or similar subject matter shall be aggregated and form a single Warranty Claim; and
1.1.2the aggregate amount recoverable from the Vendor in respect of that Warranty Claim and any other Warranty Claims exceeds an amount equal to one per cent (1%) of the Purchase Price, in which case the Vendor shall be liable for such aggregated amount and not just the excess.
1.2The Vendor's total liability in respect of all Warranty Claims (other than Fundamental Warranty Claims) is limited to an amount equal to fifty per cent (50%) of the Purchase Price, provided that the Vendor's total liability in respect of all Warranty Claims (including the Fundamental Warranty Claims) shall be limited to an amount equal to one hundred percent (100%) of the Purchase Price.
2.Time Limits for brining claims
2.1The Vendor is not liable for a Fundamental Warranty Claim or a Tax Warranty Claim unless the Purchaser has given the Vendor Notice of such claim on or before the date that is seven (7) years from the Completion Date.
2.2The Vendor is not liable for a Warranty Claim (other than a Fundamental Warranty Claim and a Tax Warranty Claim) unless the Purchaser has given the Vendor Notice of such claim on or before the date that is three (3) years from the Completion Date.
3.No Double Recovery
4.The Purchaser may not recover from the Vendor under this Agreement more than once in respect of the same loss suffered.
5.Mitigation
6.Nothing in this Schedule 3 restricts or limits the Purchaser's common law duty to mitigate any loss suffered by it as a result of a breach of a Vendor's Warranty.
7.General
8.Nothing in this Schedule 3 shall have the effect of limiting or restricting any liability of the Vendor in respect of a Warranty Claim arising as a result of any fraud, wilful misconduct or wilful concealment.

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Schedule 4
LIST OF LEASED PROPERTIES

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Property Address	Landlord	Term of Lease
Insighta HK

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Unit 506 of the 5th Floor of Building 12W, Phase Three, Hong Kong Science Park, Pak Shek Kok, New Territories, Hong Kong (Tai Po Town Lot No. 204)	Hong Kong Science and Technology Parks Corporation	20 February 2024 to 19 February 2027
Shenzhen VIE Entity and Guangzhou VIE Entity

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Unit C301, 3/F, Building 4, No. 9, Luoxuan Fourth Road, International Biology Island, Guangzhou	Guangzhou International Biology Island Group Co., Ltd. (广州国际生物岛集团有限公司)	Three (3) years (from 20 October 2022 to 19 October 2025)
Units 303, 305, 306 and 307, Floor 3, R&D Area B, No. 1, Luoxuan Fourth Road, International Biology Island, Guangzhou	Guangzhou International Biology Island Group Co., Ltd. (广州国际生物岛集团有限公司)	Three (3) years (from 20 October 2022 to 19 October 2025)

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Schedule 5
LIST OF EMPLOYEES

Name	Department	Title
Insighta HK
Lee Ka Man Carmen	Operations	Vice President
Lau Wai Ho	Corporate Finance	Manager
Ma Wu Po	Clinical Management	Vice President
Liu Yue	Product Managemen	Senior Specialist
Chen Jason Hin-Nung	Clinical Management	Manager
Mak Ho Wan	Medical Sales	Specialist
Lee Tsz Ching Megan	Clinical Management	Intern
Shenzhen WFOE
Ben Cai	Corporate Finance	Senior Specialist
Guangzhou VIE Entity
周忠位	-	管理者代表/运营总监
朱阳进	研发部	研发部经理
周叙全	研发部	研发经理
叶思强	研发部	研发工程师
邓其楷	研发部	助理研发工程师
麦晓欣	研发部	实验技术员
刘立夫	研发部	生信经理
黄良博	研发部	生信工程师
岑华	注册部	注册主管
罗晓兰	质量部	质量经理
邵开梅	质量部	质量主管

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刘凯玲	质量部	QC
何东海	生产部	生产主管
范珮怡	生产部	生产主管
李炜敏	行政人事部	行政专员

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Schedule 6
LIST OF INTELLECTUAL PROPERTY

Part A – IP Licenses In
All patents and patent applications specified in Schedule 1 of IP Licence Agreement (reproduced below), covering the Licensed Field of Use in any jurisdiction within the Territory, including any grants, divisions, continuations, continuations-in-part, reissues, re-examinations and extensions of all such patents claiming priority therefrom, including any foreign counterparts thereof within the Territory covering the Licensed Field of Use, as well as renewals thereof.

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by their duly authorised representatives on the date first set forth above.

VENDOR
For and on behalf of PRENETICS GLOBAL LIMITED By: /s/ Danny Sheng Wu Yeung ___________________________ Name: Danny Sheng Wu Yeung Title: Director

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PURCHASER
For and on behalf of IMAGE FRAME INVESTMENT (HK) LIMITED By: /s/ Ma Huateng ___________________________ Name: Ma Huateng Title: Director

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